EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)

                                                       Three Months Ended     Nine Months Ended
                                                          September 30,         September 30,
                                                        1996        1995      1996       1995

    Computation for Consolidated Statements of Income:
        Net income                                    $ 6,699     $ 4,440   $23,671    $19,006
                                                      =======     =======   =======    =======
        Weighted average common shares                 12,289      12,219    12,276     12,195
                                                      =======     =======   =======    =======

        Earnings per share                              $0.55       $0.36     $1.93      $1.56
                                                      =======     =======   =======    =======

    Additional Primary Computation (1):
        Weighted average common shares per above       12,289      12,219    12,276     12,195
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                   219         236       217        230


        Weighted average common shares, as adjusted    12,508      12,455    12,493     12,425
                                                      =======     =======    ======    =======

        Primary earnings per share                      $0.54       $0.36     $1.89      $1.53
                                                      =======     =======    ======    =======
    Fully Diluted Computation (1):
        Weighted average common shares per above       12,289      12,219    12,276     12,195

        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                   254         237       252        243



        Weighted average common shares, as adjusted    12,543      12,456    12,528     12,438
                                                      =======     =======   =======    =======


        Fully diluted earnings per share                $0.53       $0.36     $1.89      $1.53
                                                      =======     =======   =======    =======

   [FN]
   (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.